Exhibit 5.1

Headquarters • 220 Occidental Avenue South • Seattle, WA 98104

May 16, 2022

Weyerhaeuser Company

220 Occidental Avenue S.

Seattle, Washington 98104

Re: Registration Statement on Form S-8 of Shares of Common Stock, par value $1.25 per share, of Weyerhaeuser Company

Ladies and Gentlemen:

I have acted as counsel to Weyerhaeuser Company, a Washington corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission with respect to up to 11,000,000 new shares of common stock of the Company, par value $1.25 per share (the “Shares”), which may be issued under the Weyerhaeuser Company 2022 Long-Term Incentive Plan (the “2022 Plan”).

I have examined the Registration Statement and such documents and records of the Company as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any Shares issued by the Company pursuant to the 2022 Plan, upon registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the 2022 Plan, and the receipt of consideration for such Shares in accordance with the terms of the 2022 Plan, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jose J. Quintana
Senior Legal Counsel